 John IannoneVice President, Investor Relations304-905-7021  Investor Presentation (Q1 2018)(WSBC financials as of Q4 2017)

 Forward-looking statements in this report relating to WesBanco’s plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The information contained in this report should be read in conjunction with WesBanco’s Form 10-K for the year ended December 31, 2016 and documents subsequently filed by WesBanco with the Securities and Exchange Commission (“SEC”), including WesBanco’s Form 10-Q for the quarters ended March 31, June 30 and September 30, 2017, which are available at the SEC’s website, www.sec.gov or at WesBanco’s website, www.wesbanco.com. Investors are cautioned that forward-looking statements, which are not historical fact, involve risks and uncertainties, including those detailed in WesBanco’s most recent Annual Report on Form 10-K filed with the SEC under “Risk Factors” in Part I, Item 1A. Such statements are subject to important factors that could cause actual results to differ materially from those contemplated by such statements, including, without limitation, that the businesses of WesBanco and FTSB may not be integrated successfully or such integration may take longer to accomplish than excepted; the expected cost savings and any revenue synergies from the merger of WesBanco and FTSB may not be fully realized within the expected timeframes; disruption from the merger of WesBanco and FTSB may make it more difficult to maintain relationships with clients, associates, or suppliers; the effects of changing regional and national economic conditions; changes in interest rates, spreads on earning assets and interest-bearing liabilities, and associated interest rate sensitivity; sources of liquidity available to WesBanco and its related subsidiary operations; potential future credit losses and the credit risk of commercial, real estate, and consumer loan customers and their borrowing activities; actions of the Federal Reserve Board, the Federal Deposit Insurance Corporation, the SEC, the Financial Institution Regulatory Authority, the Municipal Securities Rulemaking Board, the Securities Investors Protection Corporation, and other regulatory bodies; potential legislative and federal and state regulatory actions and reform, including, without limitation, the impact of the implementation of the Dodd-Frank Act; adverse decisions of federal and state courts; fraud, scams and schemes of third parties; internet hacking; competitive conditions in the financial services industry; rapidly changing technology affecting financial services; marketability of debt instruments and corresponding impact on fair value adjustments; and/or other external developments materially impacting WesBanco’s operational and financial performance. WesBanco does not assume any duty to update forward-looking statements.  Forward-Looking Statements  1

# Key Differentiators

| | |
| --- | --- |
| Emerging Regional Financial Services Institution | ➢ Diversified earnings stream built for long-term success<br>➢ Robust legacy deposit base<br>➢ Maintain a community bank at the core |
| Diversified and Well-Balanced | ➢ Strong market positions in diverse, major markets<br>➢ Well-balanced loan and deposit distribution across footprint<br>➢ Solid, and growing, non-interest income generation |
| Well-Defined Growth & Expense Mgmt Strategies | ➢ Diversified growth engines with well-defined strategies<br>➢ Strong expense management culture<br>➢ Positive demographic trends across footprint |
| Legacy of Credit and Risk Management | ➢ Strong credit quality and regulatory compliance<br>➢ Well-prepared for the $10B asset threshold<br>➢ Six consecutive "outstanding" CRA ratings since 2003 |
| Shareholder Centric Focus | ➢ Critical, long-term focus on shareholder return<br>➢ Enhancing shareholder value cornerstone of all decisions<br>➢ Focus on delivering positive operating leverage |

2

# Balanced and Diversified

- Well-balanced loan and deposit distribution across diverse regional footprint
- Strong market positions across legacy and major metropolitan markets
- Diversified revenue generation engines supported by 100-year old trust business and proprietary mutual fund family

## Strong Market Positions in Major Markets



Ohio
Pennsylvania
Indiana
Kentucky
West Virginia
#10
#15
#12
#18
#3
#10
#2

## Broad and Balanced Market Distribution



Loans
WV 29%
OH 36%
PA 20%
IN 8%
KY 7%
Deposits
WV 35%
OH 29%
PA 20%
IN 7%
KY 9%

Note: asset, location, loan, & deposit data as of 12/31/2017; market share based on 2017 MSA deposit rankings (approximated on map by circles) (Pittsburgh MSA excludes BNY Mellon; Columbus MSA excludes single Wells Fargo branch & Nationwide Insurance) (source: S&P Global)

3

# Investment Rationale

- Well-balanced financial services company with a diversified earnings stream and a strong legacy of credit and risk management
- Disciplined growth, balanced by a fundamental focus on expense management, that delivers positive operating leverage
- Emphasis on customer service to ensure relationship value that meets all customer needs efficiently and effectively
- Well-defined growth and $10 billion asset threshold strategies for long-term success
- Focus on shareholder value through earnings and dividend growth
- Favorable asset quality and operating metrics when compared to peers
- Stock trades at an ~1x multiple discount – despite favorable operating metrics

***Well-positioned for continued, high-quality growth with strong upside market appreciation potential***

Note: multiple discount based on stock prices and consensus estimates (current year and next year) as of 2/1/18 (source: FactSet)

4

 Growth and $10 Billion Asset Threshold Strategies

   6  Long-Term Growth Strategies  Focus on Delivering Positive Operating Leverage  Strong Legacy of Credit Quality, Risk Management, and Compliance  Diversified Loan Portfolio with C&I and Home Equity Lending Focus  Long History of Strong Wealth Management Capabilities  Retail Banking Service Strategies & Core Deposit Advantage  Franchise-Enhancing Expansion within Contiguous Markets

# Diversified Loan Portfolio

- Focus on strategic growth, diversification, and credit quality
  - Expansion of Commercial and Industrial (C&I), HELOC, and Residential Mortgage portfolios
  - Targeted reductions in consumer portfolio to reduce risk profile
- Full suite of treasury management products, including international services, foreign exchange, and enhanced wire and lockbox capabilities
- Average loans to average deposits ratio of 90.3% provides opportunity for continued loan growth
- Manageable lending exposure, with no concentrations, to the energy-related, hotel, and retail industries



$6.3 Billion Loan Portfolio
Comm'l & Industrial 18%
Consumer 6%
HELOC 8%
Residential R/E 21%
Comm'l R/E: Land, Construction 6%
Comm'l R/E: Improved Property 41%

**Five-Year CAGR**

| Loan Category | Total | Organic |
|---|---|---|
| C&I | 19% | 11% |
| HELOC | 14% | 10% |
| Residential R/E | 11% | 3% |
| Comm'l R/E (Total) | 10% | 4% |
| Consumer | 4% | (6%) |

Note: loan and deposit data as of quarter ending 12/31/17; CAGR based on 12/31/12; organic CAGR excludes loans acquired from Your Community Bankshares (9/9/16) and ESB Financial (2/10/15)

7

# Strong Wealth Management Capabilities

**Trust & Investments**

- $3.9B of trust and mutual fund assets under management
- 5,000+ relationships
- Growth opportunities from shale-related private wealth management
- Expansion in Kentucky and Indiana
- *WesMark* funds



Trust Assets
(Market Value as of 12/31) ($B)
$2.3
$3.1
$3.2
$3.9
CAGR
4%
2002
2007
2012
2017

**Insurance**

- Personal, commercial, title, health, and life
- Expand title business in all markets
- Applied quotation software utilization (personal)
- TPA services for small business healthcare plans

WesBanco
Wealth Management Services

**Securities Brokerage**

- Securities investment sales
- Licensed banker program
- Investment advisory services
- Regional player/coach program
- Expand external business development opportunities
- Expansion in Kentucky and Indiana



Private Banking Loans and Deposits
(as of 12/31) ($MM)
$100
$185
$270
$365
$540
CAGR
52%
2013
2014
2015
2016
2017
Loans
Deposits

**Private Banking**

- $540MM in private banking loans and deposits
- 1,700+ relationships
- Growth opportunities from shale-related private wealth management
- Expansion in Kentucky and Indiana

Note: assets, loans, deposits, and clients as of 12/31/17; chart financials as of 12/31 unless otherwise stated

8

# Franchise Expansion

- Targeted acquisitions in existing markets and new higher-growth metro areas
- Critical, long-term focus on shareholder return
- Strong capital and liquidity, along with strong regulatory compliance processes, provides ability to execute transactions quickly
- Diligent efforts to maintain a community bank oriented value-based approach to our markets
- History of successful acquisitions that have improved earnings

## Contiguous Markets Radius



PENNSYLVANIA
OHIO
INDIANA
WEST VIRGINIA
KENTUCKY
VIRGINIA
MARYLAND
TENNESSEE
Cleveland
Pittsburgh
Cincinnati
Baltimore
Washington

## Franchise-Enhancing Acquisitions

- FTSB: announced Nov-17; to close 1H18
- YCB: announced May-16; closed Sep-16
- ESB: announced Oct-14; closed Feb-15
- Fidelity: announced Jul-12; closed Nov-12
- AmTrust: announced Jan-09; closed Mar-09
- Oak Hill: announced Jul-07; closed Nov-07

Note: AmTrust was an acquisition of five branches; see appendix for summary of proposed First Sentry Bancshares (FTSB) merger

9

# $10 Billion Asset Threshold Strategy

- Will cross the $10 billion asset threshold during the first half of 2018 upon the closing of the merger
  - Approximately $9 million estimated, annual pre-tax income impact from reduced interchange income and additional FDIC expenses
    - 50% impact expected during the second half of 2019
- Well-positioned from staffing, infrastructure, processes, compliance, DFAST reporting, and CRA perspectives
- Majority of preparatory costs (staff, software, consulting) have been incurred to-date
  - Currently anticipate no large, single-period investment requirement
- Over the next few years, will continue to target additional franchise-enhancing acquisition(s) within a six-hour drive of Wheeling headquarters
  - First Sentry Bancshares merger is the first step in a multi-faceted strategy
  - Will continue to target either a combination of several small- to mid-sized deals, or a larger, several billion dollar asset transaction
- Well-prepared and strategically positioned for the $10 billion asset threshold

Note: see appendix for summary of proposed First Sentry Bancshares (FTSB) merger

10

 $10 Billion Asset Threshold Timeline  11   2018+  2017  2016  2015  Note: 2018+ timeline and assets are pro-forma projections; asset and loan data reflects period end 3/31/15, 3/31/16, 9/30/16, and 12/31/17  $10+B assets  $9.8B assets$6.3B loans  $9.8B assets$6.2B loans  $8.6B assets$5.1B loans  $8.2B assets$4.9B loans    Asset growth 19%Loan growth 30%  $10B Project Management Officially Kicked-Off  DFAST Staffing Complete  Consumer Product Review Complete  Preliminary FDIC $10B Preparatory Onsite Visit  DraftStress Testing Regulatory Review  $10B Threshold Preparations Development and Planning Begun

 $10 Billion Asset Threshold Milestones  12  Note: $10B Project Management officially kicked-off Q1 2016  Milestone Project  Complete  Completion Date  GAP Analysis    Q1 2017  DFAST Staffing     Q2 2017  Stress Testing Data Discovery and Planning    Q2 2017  Modeling Software Installation    Q2 2017  Consumer Product Review    Q2 2017  Credit Model Development    Q3 2017  Data Management Software Installation    Q3 2017  Preliminary FDIC $10B Preparatory Onsite Visit    Q4 2017  Aggregator Model Implementation    Q4 2017  Data Governance Council  in process  Q1 2018  Consumer Product Library Deployment  in process  Q2 2018  Draft Stress Testing Regulatory Review  in process  TBD

 Returning Value to Shareholders  Focus on appropriate capital allocation to provide flexibility while continuing to enhance shareholder valueQ4 2017 dividend payout ratio of 39.4% provides upside potentialQ4 2017 dividend yield 2.5%, compared to 1.6% for bank group  13  Note: dividend through November 2017 declaration announcement; WSBC dividend payout ratio based on earnings per share excluding merger-related costs and net tax deferred asset revaluation; WSBC dividend yield based upon 2/1/18 closing stock price of $41.56; bank group ($5B to $10B total assets) dividend data as of 4Q2017 (source as of 2/2/18: S&P Global)  Tangible Book Value per Share ($)  Quarterly Dividend per Share ($)    +86%    +52%

 Financial Overview

 Financial Performance Summary (Non-GAAP)  15  excludes merger-related expenses and net deferred tax asset revaluation (as applicable)represent annualized net loan charge-offs as percentage of average loansNote: please see the reconciliations to GAAP results in the appendix; Your Community Bankshares merger closed September 9, 2016

# Financial and Operational Highlights – Q4 2017

- Net income up 11.6% and EPS up 11.9% to $0.66 (excluding certain costs)
- Return on tangible common equity of 14.4% (excluding certain costs)
- Executing upon well-defined, long-term operational and growth strategies in order to maintain a strong financial institution for shareholders
  - Well-positioned for success in any type of operating environment
- Investing in becoming a larger company while carefully managing costs
  - Committed to driving positive operating leverage and enhancing shareholder value and return
  - Strong efficiency ratio of 55.1%, down 305 basis points from the prior year
- Successful balance sheet remix strategy while loan portfolio quality was diversified and strengthened
  - Strategic focus loan categories delivered mid-single digit year-over-year loan growth of 4.0% in total commercial lending and 4.0% in home equity lending
  - Targeted reductions in consumer portfolio (indirect lending) to reduce risk profile
  - Continued sale of a higher percentage of residential real estate mortgages in the secondary market, which has benefit of increasing fee income

Note: financial data as of quarter ending 12/31/2017, and compared to the quarter ending 12/31/2016; certain costs excludes merger-related expenses and net deferred tax asset revaluation; please see the reconciliations to GAAP results in the appendix

16

 17  Favorable Operating Metrics  Disciplined execution upon growth strategies providing favorable performance versus peer group across key operating metrics  Note: financial data as of 12/31; current YTD data as of 12/31/2017; please see the reconciliations in the appendix; peer group includes SRCE, CHFC, CBU, EGBN, FNB, FCF, FFBC, FRME, NBTB, ONB, PRK, PNFP, STBA, TMP, TOWN, UBSH, UBSI; peer ratios from S&P Global and company reports (as of 2/2/18) and represent simple averages for ROTCE & efficiency ratio, and weighted averages for ROAA & NPAs to Assets  Efficiency Ratio  Return on Average Assets  Return on Average Tangible Equity  Non-Performing Assets to Total Assets  * 2017 Peer Average adjusted for net deferred tax asset revaluation (sources: S&P Global, company reports)   *  *

# Net Interest Margin (NIM)

- During 2017, NIM remained relatively consistent, reflecting increases in the Federal Reserve target federal funds rate and higher margin YCB net assets acquired but offset by higher funding costs and yield curve flattening
  - Positioned for asset sensitivity in a rising interest rate environment
  - Total interest-bearing deposit costs during 2017 only increased 6 basis points year-over-year, benefiting from non-interest bearing deposits growing to 26% of total deposits and, potentially, our core deposit funding advantage
  - Decline in yield curve since the end of 2016 and expectation for higher deposit betas provide NIM expansion headwind
    - Potential exists for recent Federal tax reform benefits to be "competed away" over time by the industry through lower than normal loan yields and higher deposit costs



Net Interest Margin (FTE)
3.41%
3.32%
3.44%
3.32%
3.42%
3.43%
2015
2016
2017
4Q15
4Q16
4Q17
Annual
Quarterly

Note: the "yield curve" represents the spread difference in the market yields for the 2-year and 10-year U.S. Treasury securities; the spread was ~125bp at 12/31/2016 and declined to ~55bp at 12/31/2017 (source: Federal Reserve H.15 Selected Interest Rates)

18

 Interest Rate Sensitivity  Positioned for asset sensitivity in a rising interest rate environment  19    Immediate Change in Interest Rates  Change in Net Interest Incomefrom Base over One Year      December 31, 2016  December 31, 2017  +1% Rate Shock  +3.1%  +2.4%  +2% Rate Shock  +4.6%  +4.0%  +3% Rate Shock  +4.7%  +6.2%  +2% Rate Ramp  +3.2%  +2.2%  (1%) Rate Shock  (2.3%)  (3.0%)        EVE +2% Rate Shock  +6.7%  (1.8%)  EVE (1%) Rate Shock  (9.8%)  (3.1%)  Note: “EVE” is the economic value of equity, which is defined as the market value of equity in various increasing and decreasing rate scenarios

# Risk Management and Regulatory Compliance

- Strong legacy of credit and risk management
  - Based upon conservative underwriting standards
- Mature enterprise risk management program headed by Chief Risk Officer addressing key risks in all business lines and functional areas
  - Reports to board-level Risk Committee
- Enhancing strong compliance management system
  - Strong and scalable BSA/AML function
- Liquidity, loan, and capital stress testing for post-$10 billion DFAST reporting
- Strong regulatory capital ratios well above regulatory requirements
- Six consecutive "outstanding" CRA ratings since 2003



Basel III Tier 1 Risk-Based Capital Ratio
13.16%
13.21%
13.37%
13.62%
14.03%
Required
6.0%
4Q16
1Q17
2Q17
3Q17
4Q17



Basel III Common Equity Tier 1 Capital Ratio
11.28%
11.28%
11.45%
11.70%
12.05%
Required
4.5%
4Q16
1Q17
2Q17
3Q17
4Q17

Note: Your Community Bankshares merger closed September 9, 2016; 4Q17 Tier 1 Capital Ratios impacted by the $12.8 million net deferred tax asset revaluation, if excluded, the Risk-Based and Common Equity ratios would have been 14.22% and 12.24%, respectively

20

 Appendix

# First Sentry Bancshares Transaction Highlights

**Strategic Rationale**

- Solidifies WesBanco's position in the Huntington-Charleston corridor
  - Very strong deposit market share in the Huntington-Ashland MSA
  - Bridges the market gap between Charleston, West Virginia and Southeast Ohio
- Strong local leadership to remain in place
  - Geoffrey Sheils, FTSB President & CEO, to become WesBanco market president
  - Huntington market advisory board to be led by FTSB Chairman Robert Beymer, and comprised of current FTSB directors
- High-performing commercial bank
  - ROAA of 0.96%
  - ROATCE of 13.36%
- Ability to leverage WSBC platform product suite through FTSB's distribution
  - Trust and wealth management revenue synergies expected, though not modeled

**Financially Attractive**

- Expected to be ~2.2% accretive to 2018 EPS and ~3.3% accretive to 2019 EPS(1)
- Tangible book value ("TBV") dilution of ~1.2% at close
- TBV earn-back estimated to be ~2.5 years using the "crossover method"(2) and including all merger-related expenses, purchase accounting adjustments, and cost savings
- Double-digit internal rate of return
- Pro-forma capital ratios remain substantially in excess of "well-capitalized" guidelines

Note: as presented and disclosed in conjunction with the announcement of the merger agreement with First Sentry Bancshares on November 13, 2017
(1) Excludes merger-related charges; assumes 75% cost savings phase-in 2018 and 100% phase-in thereafter
(2) Crossover method defined as the number of years for projected pro forma TBV per share to exceed projected stand-alone TBV per share

22

# First Sentry Bancshares Strategic Rationale

- Strengthens WesBanco's franchise by bridging existing markets in Charleston, West Virginia and Southeast Ohio
- Retention of experienced local management team and key business generators to preserve franchise value
- High-performing commercial banking franchise with strong deposit growth
- Opportunity to increase revenue by introducing WesBanco's wealth management, expanded lending abilities, and treasury management products to the marketplace
- Comparatively priced transaction with compelling financial metrics



FTSB Pro-Forma Loan and Deposit Contribution
% of WSBC PF Loans(1): 6.7%
% of WSBC PF Deposits: 6.9%
FTSB
WSBC

| Huntington-Ashland, WV-KY-OH (MSA) | | | |
|---|---|---|---|
| Rank | Institution | Market Deposits ($MM) | Market Share (%) |
| 1 | City Holding Co. | $ 636 | 11.2 |
| **2** | **WesBanco Pro-Forma** | **609** | **10.7** |
| 2 | Putnam Bancshares Inc. | 561 | 9.9 |
| **3** | **First Sentry Bancshares Inc.** | **531** | **9.4** |
| 4 | Huntington Federal Savings Bank | 462 | 8.1 |
| 5 | JPMorgan Chase & Co. | 459 | 8.1 |
| 6 | BB&T Corp. | 449 | 7.9 |
| 7 | Community Trust Bancorp Inc. | 276 | 4.9 |
| 8 | United Bankshares Inc. | 275 | 4.8 |
| 9 | PNC Financial Services Group Inc. | 268 | 4.7 |
| 10 | Poage Bankshares Inc. | 260 | 4.6 |
| | **Total For Institutions In Market** | **$ 5,684** | **100.0** |

(1) Excludes loans held for sale

Note: as presented and disclosed in conjunction with the announcement of the merger agreement with First Sentry Bancshares on November 13, 2017; location and financial data as of 9/30/17 (source: S&P Global)

23

Stock Performance: Long-Term Cumulative Return  24  Note: cumulative return since WSBC IPO compared to the cumulative return for the S&P500 Index over the same time period

   Executive  Position  Years in Banking  Years atWSBC  James Gardill  Chairman of the Board  45*  45  Todd Clossin  President & Chief Executive Officer  34  5  Robert Young  EVP – Chief Financial Officer  32  17  Lynn Asensio  EVP – Retail Administration  40  13  Ivan Burdine  EVP – Chief Credit Officer  38  5  Jonathan Dargusch  EVP – Wealth Management  37  8  Steve Lawrence  EVP – Chief Internal Auditor  38  24  Michael Perkins  EVP – Chief Risk & Administration Officer  23  23  Anthony Pietranton  EVP – Human Resources  30**  5  Brent Richmond  EVP – Treasury & Strategic Planning  33  16  Jayson Zatta  EVP – Chief Banking Officer  32  10  Experienced and Stable Management Team  * as legal counsel to WesBanco ** in financial services, including nine in banking  25

 Financial Performance Summary Trend – Annual   26  Efficiency Ratio (1)  Net Income (1) ($MM)  (1) excludes merger-related expenses and net deferred tax asset revaluation (as applicable)Note: please see the reconciliations to GAAP results in the appendix; Your Community Bankshares merger closed September 2016 and ESB Financial merger closed February 2015  Return on Average Tangible Equity (1)  Return on Average Assets (1)

 Loan loss allowance decline due to improvement in credit quality  Legacy Loan Loss Allowance and Total Loans  Non-Performing Assets to Total Assets  Net Charge-Offs as % of Average Loans  NPAs to Total Loans, OREO & Repossessed Assets  Diligent Focus on Credit Quality – Annual Trend  27  Note: please see the reconciliations to GAAP results in the appendix; Your Community Bankshares merger closed September 2016 and ESB Financial merger closed February 2015; “Legacy” as defined in WSBC’s ALLL model glossary are “loans that were originated by WesBanco Bank, Inc.”

 Reconciliation: Efficiency Ratio  28  Note: “efficiency ratio” is non-interest expense excluding restructuring and merger-related expense divided by total income; FTE represents fully taxable equivalent; Your Community Bankshares merger closed September 2016 and ESB Financial merger closed February 2015

 Reconciliation: Net Income and EPS (Diluted)  29  Note: Your Community Bankshares merger closed September 2016 and ESB Financial merger closed February 2015

 30   (1) three-, six-, and nine-month (as applicable) figures are annualizedNote: Your Community Bankshares merger closed September 2016 and ESB Financial merger closed February 2015  Reconciliation: Return on Average Assets

 31   (1) three-, six-, and nine-month (as applicable) figures are annualized; amortization of intangibles tax effected at 35%Note: Your Community Bankshares merger closed September 2016 and ESB Financial merger closed February 2015  Reconciliation: Return on Average Tangible Equity

 32  Note: Your Community Bankshares merger closed September 2016 and ESB Financial merger closed February 2015; “Legacy” as defined in WSBC’s ALLL model glossary are “loans that were originated by WesBanco Bank, Inc.”  Reconciliation: Legacy Loan Loss Allowance and Total Loans